SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

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☐	Soliciting Material Under Rule 14a-12

ONCOSEC MEDICAL INCORPORATED
(Name of Registrant as Specified in Its Charter)

Alpha Holdings, Inc. Alpha Biolabs, Inc.
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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On January 14, 2020, Alpha Holdings, Inc. issued a press release (the “Press Release”). A copy of the Press Release is attached herewith as Exhibit 1.

Exhibit 1

Alpha Holdings Makes Superior, $39.3 Million Offer to OncoSec

Alpha’s Offer Would Provide Opportunity for Stockholders to Receive a Cash Premium Through a $9.3 Million Tender Offer for 35% of Shares at $2.50 per Share

Alpha Would Purchase Additional $30 Million of Newly Issued Common Stock in Two Tranches

Alpha’s Offer Provides $9.3 Million in Additional Value Compared with China Grand Takeover; Requires Dan O’Connor, Avtar Dhillon and Punit Dhillon to Resign from All Positions at OncoSec

January 14, 2020 08:30 AM Eastern Standard Time

SEONGNAM, South Korea--(BUSINESS WIRE)--Alpha Holdings, Inc. (KOSDAQ: 117670) (“Alpha”), the largest stockholder of OncoSec Medical Incorporated (NASDAQ: ONCS) (“OncoSec”), with an approximate 15.1% ownership stake, today announced that it has delivered a binding term sheet to the Board of Directors of OncoSec containing a detailed alternative proposal for their consideration.

“Alpha’s offer provides more monetary value overall, the potential for immediate cash for stockholders at a premium and none of the onerous terms of the China Grand Takeover that limit the potential upside for current stockholders.”

The proposal represents an additional $9.3 million of value compared with the $30 million takeover offer from China Grand,1 along with the opportunity for stockholders to receive a cash premium for 35% of OncoSec shares through a tender offer of $2.50 per share.

Alpha believes the key terms of its proposed financing are significantly more favorable to OncoSec and its stockholders than those offered by China Grand. Specifically, under the terms of the binding term sheet, Alpha would:

●	Commence a $9.3 million all-cash tender offer to purchase 35% of the outstanding common stock of OncoSec at a purchase price of $2.50 per share; and
●	Purchase two tranches of newly issued common stock of OncoSec for an aggregate purchase price of $30 million.
○	The first tranche of $10 million would be at a purchase price of $2.50 per share and would be completed within six months of Alpha and OncoSec entering into a definitive agreement.
○	The second tranche of $20 million would be purchased at a premium of 25% of the volume weighted average price of OncoSec common stock for the 30 days prior to the date of Alpha exercising the second tranche. The purchase of the second tranche of common stock would be completed no later than one year after Alpha and OncoSec enter into a definitive agreement.

The terms of Alpha’s offer have no financing contingency but would require (among other conditions set forth in the binding term sheet):

●	The termination of two Stock Purchase Agreements, dated October 10, 2019, between OncoSec and China Grand and OncoSec Sirtex Medical US Holdings, Inc., an affiliate of China Grand;
●	The termination of the License Agreement, dated October 10, 2019, between OncoSec and China Grand;
●	The termination of the Services Agreement, dated October 10, 2019, between OncoSec and Sirtex Medical US Holdings, Inc.;
●	The termination of all severance or “golden parachute” payments to current members of management as a result of Alpha’s proposed transaction; and
●	The resignation of Dan O’Connor, Avtar Dhillon and Punit Dhillon from all positions held at OncoSec.

[1]	“China Grand” refers collectively to China Grand Pharmaceuticals and Healthcare Holdings (“CGP”) and Sirtex Medical US Holdings, Inc. (“Sirtex”), an affiliate of GCP.

Upon closing of the tender offer, Alpha would have the right to appoint three additional directors to the OncoSec board, resulting in Alpha appointing four of the seven directors.

Alpha Holdings stated: “Alpha’s offer provides more monetary value overall, the potential for immediate cash for stockholders at a premium and none of the onerous terms of the China Grand Takeover that limit the potential upside for current stockholders. Further, we believe that when more data on TAVO is available, it will open up even more attractive opportunities for long-term value creation that would be realizable for current stockholders if the restrictions of the China Grand Takeover deal were removed.”

Alpha continued: “There is broad stockholder support for new leadership at OncoSec. Dan O’Connor, Avtar Dhillon and Punit Dhillon should never have put OncoSec in a position where it would have to consider a transaction like the China Grand Takeover. We will work quickly to identify a new CEO who is better suited to lead OncoSec and bring TAVO to market.”

Alpha added: “Time is running short and there can be no guarantee that OncoSec will do the right thing and terminate the China Grand Takeover. It is therefore imperative that stockholders send a clear message by voting against the China Grand Takeover on the blue proxy card. Any stockholders who are not sure how to change their vote should contact Okapi Partners, our proxy solicitor, right away.”

Importantly, Alpha’s proposal would NOT INCLUDE any of the onerous aspects of the China Grand Takeover. For example:

●	No Capping of Upside – Alpha would not require terms like the “no talk” agreement or the disappearing “option” that could deter third-party offers.
●	No Supermajority Blocking Rights – OncoSec would have a greater ability to run its business in its own interest, not China Grand’s.
●	No Licensing Agreement – OncoSec would be free to seek a licensing deal with a “best efforts” clause and receive compensation for licensing those rights if it chooses to do so.
●	No Payment of Torreya Fee – OncoSec would save $1.2 million because it would not have to pay Torreya its full fee, with such savings offset by any termination fees OncoSec would have to pay to CGP, if applicable.
●	Alignment of Investor Interests – We believe that Alpha’s interest in OncoSec would be more aligned with the interests of minority stockholders than China Grand.

Alpha continued: “We believe in OncoSec’s potential and are putting even more ’skin in the game’. As OncoSec’s largest stockholder, we do not believe anyone can represent the stockholder interest better than Alpha, and we stand ready to engage quickly with OncoSec’s Board and management team to quickly finalize a definitive agreement and execute this transaction.”

Please visit www.VoteNoOncoSec.com for more information about Alpha’s alternative financing proposal and its opposition to the China Grand Takeover of OncoSec.

About Alpha Holdings, Inc.

Alpha Holdings, Inc. is a top-ranked Korean company engaged in the design-development service and manufacturing of system semiconductors, biotechnologies and thermal compound materials. The company, formerly known as Alpha Chips Corp., is headquartered in Seongnam, South Korea and was founded in 2002. Alpha is listed on the KOSDAQ Market.

Forward-Looking Statements

All statements contained in this press release that are not clearly historical in nature or that necessarily depend on future events are “forward-looking statements,” which are not guarantees of future performance or results, and the words “anticipate,” “believe,” “expect,” “potential,” “could,” “opportunity,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained in this press release that are not historical facts are based on current expectations, speak only as of the date of this press release and involve risks that may cause the actual results to be materially different. In light of the significant uncertainties inherent in the forward-looking statements, the inclusion of such information should not be regarded as a representation as to future results. Alpha Holdings disclaims any obligation to update the information herein and reserves the right to change any of its opinions expressed herein at any time as it deems appropriate. Alpha Holdings has not sought or obtained consent from any third party to use any statements or information indicated herein as having been obtained or derived from statements made or published by third parties.

Any future acquisition by Alpha of securities of OncoSec would be subject to customary closing conditions including: the completion of satisfactory due diligence, the entry into mutually agreeable definitive agreements, the absence of any material adverse changes in OncoSec’s business and other conditions that Alpha deems reasonable under the circumstances.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

THIS COMMUNICATION IS BEING MADE IN CONNECTION WITH A SOLICITATION OF PROXIES BY ALPHA HOLDINGS, INC. IN RESPECT OF THE PROPOSED TRANSACTION BETWEEN ONCOSEC MEDICAL INCORPORATED (“ONCOSEC”) AND DECADE DEVELOPMENTS LIMITED, A DIRECT, WHOLLY-OWNED SUBSIDIARY OF CHINA GRAND PHARMACEUTICAL AND HEALTHCARE HOLDINGS LIMITED (“CGP”), AND SIRTEX MEDICAL US HOLDINGS, INC. ONCOSEC HAS SCHEDULED A SPECIAL MEETING OF STOCKHOLDERS (THE “SPECIAL MEETING”) IN CONNECTION WITH THE PROPOSED TRANSACTION. ALPHA HOLDINGS, INC. HAS FILED A DEFINITIVE PROXY STATEMENT ON SCHEDULE 14A WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) IN CONNECTION WITH THE SOLICITATION OF PROXIES FOR THE SPECIAL MEETING. STOCKHOLDERS OF ONCOSEC ARE ADVISED TO READ ALPHA HOLDING’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND OTHER DOCUMENTS FILED WITH SEC BY ALPHA WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. THE DEFINITIVE PROXY STATEMENT AND FORM OF “BLUE” PROXY CARD ARE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV.

THE PROPOSED TENDER OFFER FOR THE OUTSTANDING COMMON STOCK HAS NOT YET COMMENCED. THIS COMMUNICATION IS NOT AN OFFER TO PURCHASE OR A SOLICITATION OF AN OFFER TO SELL THE COMPANY’S COMMON STOCK. THE SOLICITATION AND THE OFFER TO PURCHASE THE COMMON STOCK WILL ONLY BE MADE PURSUANT TO AN OFFER TO PURCHASE AND RELATED MATERIALS FILED WITH THE SEC. AT THE TIME A TENDER OFFER IS COMMENCED, ALPHA WILL FILE A TENDER OFFER STATEMENT ON SCHEDULE TO WITH THE SEC, AND THE COMPANY WILL FILE A SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WITH RESPECT TO THE TENDER OFFER.

THE COMPANY’S STOCKHOLDERS ARE ADVISED TO READ ANY SCHEDULE TO (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND ANY SCHEDULE 14D-9, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BEFORE MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO.

INVESTORS AND STOCKHOLDERS MAY OBTAIN FREE COPIES OF THE SCHEDULE TO AND SCHEDULE 14D-9, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND OTHER DOCUMENTS FILED BY THE PARTIES (WHEN AVAILABLE), AT THE SEC’S WEB SITE AT WWW.SEC.GOV.

Contacts

Investors
Bruce Goldfarb / Chuck Garske
Okapi Partners
+ 1 (212) 297-0720

Media
Renée Soto / Hugh Burns / Nicholas Leasure
Reevemark
+ 1 (212) 433-4600

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